UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2011

ACCURAY INCORPORATED

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-33301	20-8370041
(Commission File Number)	(IRS Employer Identification No.)

1310 Chesapeake Terrace

Sunnyvale, California 94089

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (408) 716-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

On June 10, 2011, Accuray Incorporated (“Accuray”) completed a merger (the “Merger”) between TomoTherapy Incorporated (“TomoTherapy”) and Jaguar Acquisition, Inc. (“Merger Sub”), a wholly-owned subsidiary of Accuray, whereby Merger Sub merged with and into TomoTherapy, with TomoTherapy surviving as a wholly-owned subsidiary of Accuray.  The Merger was effected pursuant to the Agreement and Plan of Merger, dated as of March 6, 2011 (the “Merger Agreement”), by and among Accuray, Merger Sub and TomoTherapy.

The information below with respect to financial results for Accuray’s fiscal year ended June 30, 2011 and TomoTherapy’s quarter ended June 30, 2011 are preliminary based upon Accuray’s estimates and subject to its closing procedures.  These data have been prepared by management.  Accuray’s independent registered public accounting firm, Grant Thornton LLC, has not audited, reviewed or performed any procedures with respect to these data, and does not express an opinion or any other form of assurance with respect to these data.  TomoTherapy’s results of operations will be included with Accuray’s results of operations for the period commencing June 10, 2011.  The information regarding revenue of Accuray and TomoTherapy given below is calculated on a separate basis except as otherwise indicated, and do not reflect any adjustments required by purchase accounting.  This summary is not a comprehensive statement of Accuray’s financial results for this period and its actual results may differ materially from these estimates due to our completion of our financial closing procedures, final adjustments, purchase accounting adjustments and other developments that may arise between now and the time that the consolidated financial statements for this period are issued.

Accuray currently expects that its consolidated revenue for the fiscal year ended June 30, 2011 (including revenue of TomoTherapy from June 10, 2011 through June 30, 2011) will be between $221 million and $224 million. These numbers do not include any adjustments for TomoTherapy revenue as a result of purchase accounting which could result in consolidated revenue under GAAP being lower or higher for the three months ended June 30, 2011.

In Accuray’s earnings release on May 5, 2011, it announced that it was maintaining its expectation that Accuray revenue for fiscal 2011 would be in the range of $210 million to $225 million.  Accuray disclosed in its earnings conference call on May 5, 2011 that it expected Accuray revenue for fiscal 2011 to be towards the lower end of that range.  Consistent with its disclosure in its earnings conference call, Accuray currently expects that its revenue for the year ended June 30, 2011, excluding any revenue from TomoTherapy, will be between $210 million and $211 million.

Accuray currently expects that TomoTherapy’s revenue for the three months ended June 30, 2011 will be between $43 million and $45 million calculated on a stand-alone basis.  This revenue is calculated using TomoTherapy’s revenue recognition policies for the period from April 1, 2011 through June 9, 2011 and Accuray’s revenue recognition policies for the period from June 10, 2011 through June 30, 2011.  These numbers do not include any adjustments as a result of purchase accounting, which could result in lower or higher GAAP revenue for TomoTherapy for the three months ended June 30, 2011.

Accuray expects purchase accounting adjustments in connection with its acquisition of TomoTherapy to have a significant effect on its results of operations for the fiscal year ended June 30, 2011 and future periods.  For example, Accuray currently expects that inventory and other adjustments that it will make to its financial statements for the year ended June 30, 2011 pursuant to purchase accounting standards will reduce its GAAP gross profit significantly compared to the amount its GAAP gross profit would have been absent such purchase accounting adjustments.  Accuray expects to record a significant amount of goodwill and intangible assets on its balance sheet in connection with the Merger.  The intangible assets will be amortized over their expected life, which will be several years, and result in a charge of expense to Accuray’s income statement.

Item 7.01.  Regulation FD Disclosure

The unaudited pro forma condensed combined financial information of Accuray and its subsidiaries as of, and for the nine months ended, March 30, 2011, giving effect to the Merger and the issuance of Notes (as defined below) in the proposed Notes offering, is filed as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01. Other Events

On July 26, 2011, Accuray issued a press release announcing that it proposes to offer, subject to market and other conditions, $75 million principal amount of convertible senior notes due 2016 (the “Notes”) in a transaction exempt from registration under the Securities Act of 1933, as amended. Accuray intends to grant the initial purchaser of the Notes an option to purchase up to an additional $11.25 million principal amount of the Notes.  A copy of the press release is attached hereto as Exhibit 99.2.

Item 9.01.  Financial Statements and Exhibits

Number	Description
99.1

Unaudited pro forma condensed combined financial information of Accuray and its subsidiaries as of, and for the nine months ended, March 30, 2011, giving effect to the Merger and the issuance of Notes in the proposed Notes offering

99.2	Press release dated July 26, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ACCURAY INCORPORATED

	By:	/s/ Darren J. Milliken
Darren J. Milliken
Date: July 26, 2011	Senior Vice President, General Counsel & Corporate Secretary

EXHIBIT INDEX

Number	Description
99.1

Unaudited pro forma condensed combined financial information of Accuray and its subsidiaries as of, and for the nine months ended, March 30, 2011, giving effect to the Merger and the issuance of Notes in the proposed Notes offering

99.2	Press release dated July 26, 2011